Reoffer Prospectus
                            SPORT CHALET, INC.

                       600,000 Shares of Common Stock
                             ($.01 par value)

          This Prospectus relates to 600,000 Shares (the "Shares") of common stock, $.01 par value ("Common Stock"), of SPORT CHALET, INC. (the
"Company") that may be issued under the Company's 1992 Incentive
Award
Plan adopted in October, 1992 (the "Plan"). The Shares may be acquired by certain employees, consultants, officers and/or directors of the
Company ("Selling Shareholders"), some of whom may be deemed affiliates of the Company pursuant to the exercise by them of options granted or stock awards received pursuant to the terms of the Plan. Such Shares may be offered by certain of the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The
Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In connection with such resales or offers of sale, certain officers and/or directors of the Company and the brokers or dealers through whom such shares may be sold may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). See, "Principal Shareholder and Selling Shareholders" and "Plan of Distribution."

          None of the proceeds from the sale of the Shares by the Selling
Shareholders will be received by the Company. The Company has agreed to bear the expenses of preparing this Prospectus in connection with the registration of the Shares being offered by the Selling Shareholders.
Each of the Selling Shareholders will separately bear the expense of any selling discounts, concessions or commissions in connection with any sale of the Shares.

          The shares of Common Stock of the Company are traded in the over-the-counter market on the National Association of Securities
Dealers
Inc.'s National Market System ("NASDAQ/NMS").  On
August 13, 1998, the last sales price for the shares of Common
Stock as
reported on NASDAQ/NMS was $6.50 per share.

          See "Investment Considerations" for a discussion of certain risk and other factors that should be considered by prospective investors.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
HAS THE
SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY
OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL
OFFENSE.


          No person has been authorized to give any information or to make any representations, other than as contained herein, in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon.

              The date of this Prospectus is August 14, 1998.

            EXPLANATORY NOTE

          The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 under the Securities Act on or about August 12, 1998 covering the
shares to be
issued under the Company's Plan.  That Registration Statement registered
600,000 additional shares of Common Stock to be issued under the
Plan.
The issuance of additional shares of Common Stock has been
authorized by
Amendment to the Plan which increased the maximum number of
shares
authorized under the Plan from 600,000 shares to 1,200,000
shares.  An
earlier Registration Statement on Form S-8 has been filed on or about
April 26, 1993 (Registration No. 33-61612) covering the initial
600,000
shares authorized under the Plan (the "Initial Registration
Statement").
This Prospectus omits certain information contained in the Registration
Statements on file with the Commission. For further information pertaining to the Company and the Common Stock, reference is made to these Registration Statements, including the exhibits filed as a part thereof.


                                AVAILABLE INFORMATION

          The Company is subject to the informational reporting requirements under the Securities and Exchange Act of 1934 (the "Exchange
Act") and files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its businesses, financial statements and other matters. The Registration Statement as well as such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the
Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwest Atrium Center, 500 West Madison Street, Suite
1400, Chicago, Illinois 60661-2510 and 7 World Trade Center, New
York,
New York 10048. Copies of such material can also be obtained from the
Public Reference Section of the Commission at 450 Fifth Street,
N.W.,
Washington, D.C.  20549 at prescribed rates.

          Except where otherwise indicated, information in this Prospectus is given as of the date hereof. Statements contained in this
Prospectus as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement referred to herein, each such statement being qualified in all respects by such reference.

                    DOCUMENTS INCORPORATED BY REFERENCE

          The Company's Registration Statements on Form S-8 described above and all documents, reports and definitive proxy statements filed by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act which were filed subsequent to the date of the Initial Registration
Statement, including, without limitation, all annual reports on Form 10-K and quarterly reports on Form 10-Q and all documents, reports and definitive proxy statements filed by the Company pursuant to Sections 13,
14 and 15(d) of the Exchange Act, which are filed subsequent to the date hereof and prior to the termination of the offering made hereby, are deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the oral or written request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless specifically incorporated by reference). Such requests for copies should be directed to Robert W. Haueter, Senior Vice President - Marketing and Advertising, at the Company's principal executive offices presently located at 920 Foothill Boulevard, La Canada, California
91011.

                                THE COMPANY

          The Company is a leading operator of full service, specialty sporting goods superstores in Southern California. The Company currently has 19 stores, eight located in Los Angeles County, five in Orange
County, three in San Diego County, two in San Bernardino County and one in Ventura County. These stores average 36,000 square feet in size. The
Company's stores feature a number of distinct, specialty sporting goods shops under one roof, each offering a large assortment of quality brand name merchandise at competitive prices. The specialty shops offer traditional sporting goods merchandise (e.g., footwear, apparel and other general athletic products) and nontraditional merchandise such as downhill skiing, cycling, mountaineering, SCUBA and golf. The merchandise within each shop appeals to both experts and beginners. Each shop is staffed by sales associates with expertise in the use of the merchandise they sell, permitting the Company to offer its customers a high level of knowledgeable service.

          The Company began operations in 1959. Starting in the mid-
1980's, the Company embarked on an expansion program which resulted in opening two stores per year and relocating and/or expanding several existing stores. During this period, the Company upgraded its inventory and accounting systems and opened a warehouse and distribution facility.
During fiscal 1995, the expansion program was scaled down in response to stagnating sales and the Board of Directors' desire to focus on improving existing operations. The Board of Directors subsequently completed an evaluation of the Company's strategic policies, operations and management and implemented specific programs aimed at improving the Company's competitive position and overall profitability.

          Management now believes that improved operating capabilities and a more robust local economy provides for an opportunity for the
Company to expand its presence in Southern California by adopting a more aggressive policy towards opening, relocating and/or expanding store locations. Two new stores were opened in the last nine calendar months and the Company currently plans to relocate one store and open a significant number of new stores over the next several fiscal years if suitable locations are found.


                               RISK FACTORS

          The Shares offered hereby are speculative and involve a high degree of risk. Therefore, each prospective investor should consider very carefully the various risks and speculative factors inherent in and affecting the Company's business prior to the making of an investment in the Shares. Purchase of the Company's Shares is not recommended for investors who do not have sufficient financial means to sustain the loss of their entire investment. Among the risks involved in an investment in the Shares are the following:

          1. Expansion Program. The Company's sales have increased from $38.9 million in fiscal 1988 to $143.0 million in fiscal
1998. Most
of this sales growth is due to sales in new stores opened during that period. The balance of this sales growth was attributable to an increase in comparable store sales. The continued growth of the Company is dependent to a significant degree upon its ability to open new stores on a profitable basis and to continue to increase sales in existing stores.
New stores grow at a faster rate over the first two to three years as the stores mature and generally have taken three years to attract a stable, mature customer base. General sales growth or decline reflects a number of different factors including ski conditions.
The Company plans to open
additional superstores in the next several fiscal years. Its ability to expand will depend, in part, on business conditions, its ability to locate suitable sites and to negotiate acceptable lease terms, its ability to attract and retain qualified managers and sales associates, and the availability of sufficient capital. In addition, a decline in the Company's overall financial performance or increasing rents in the commercial real estate market in Southern California may adversely affect the Company's current expansion plan. The Company expects that the net cash generated from operations, together with borrowings will enable the Company to finance this expansion. There can be no assurance that it can open these stores on a timely basis or that they can be operated on a profitable basis.
In that regard, while store openings are expected to have a favorable impact on sales volume, they generally restrain profits in the short run.
New stores tend to have higher costs in early years of operation, due primarily to extra labor used to open new stores, reduce sales on a per employee basis until the store matures and increased promotional cost.

          2. Competition. The retail market for sporting goods is highly fragmented and competitive. The Company competes with different types of retail stores, including full-line sporting goods chains, specialty stores, discount stores and department stores. Certain of these competitors are affiliated with large national or regional chains and have substantially greater resources than the Company. In the past few years, several super store retailers have entered or expanded their presence of Southern California, increasing competitive pressures on the Company and adversely affecting same store sales and sales growth in new stores. There can be no assurance that the Company will be able to maintain or increase its normal pricing, sales or profitability or open additional stores in view of such competition, particularly if new competitors enter into the Company's market. Furthermore, there is substantial competition from super store retailers for prime commercial locations and favorable lease terms that could adversely affect the Company's ability to expand in accordance with its current business plan.

          3. Seasonal Fluctuations. The Company's business is highly seasonal in nature. Its highest sales levels and operating profitability predominantly occur during the winter months of November, December and January, which overlap the third and fourth fiscal quarters ended December 31 and March 31. Similar to the business of other retailers, the Company's business is heavily affected by sales of merchandise during the Christmas season. In addition, the Company's product mix emphasizes cold weather sporting goods merchandise, particularly ski-related products, thus boosting sales levels during the winter months and increasing the seasonality of the Company's business. In fiscal 1996, 1997 and 1998, sales of ski apparel and equipment accounted for 20%, 18% and 19%, respectively, of the Company's total sales for those fiscal years. In each of fiscal 1996, 1997 and 1998, 33%, 34% and 34%, respectively, of the Company's sales were attributable to the months of November, December and January. Almost all of the Company's net income during fiscal 1997 and 1998 occurred during this three month period. Management anticipates that this seasonal trend in sales and net income will continue. Any substantial decrease in sales for the winter months, which could be influenced by the amount and timing of snowfall at the ski areas frequented by those living in Southern California, could have a material adverse effect on the Company's profitability. In order to be less dependent upon the winter business, Management has emphasized, and plans to continue to emphasize, a broadened product mix that offers merchandise with higher sales in the spring, summer and fall seasons. Moreover, in spite of recent product innovation such as snowboarding and "shaped" skis, as well as the recent favorable "El Nino" weather conditions, management believes that the winter-related product category may have matured with little or no expected growth relative to other specialty areas carried in the Company's stores, thereby further underscoring the need for greater product and seasonal diversification.

          4. Reliance on Key Personnel. The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its senior management team, including Norbert Olberz, Chairman of the Board and Interim Chief Executive Officer; Craig
L. Levra, President and Chief Operating Officer; Dennis Trausch, Executive Vice President; Howard K. Kaminsky, Senior Vice President - Finance, Chief Financial Officer and Secretary, Robert W. Haueter, Senior Vice President - Marketing and Advertising and Ronald G. Mann, Senior Vice President - General Merchandise Manager. The Company does not maintain insurance on the lives of any of these individuals and only Messrs. Levra and Mann have entered into employment agreements with the Company. However, the Company implemented the Plan to provide a long term incentive to key employees. The loss of the services of one or more of these individuals would be disruptive and could have a material adverse effect on the Company's operations.

          5.   Economic Conditions.  The retail sporting goods
industry
is dependent on the economic environment and level of consumer spending.
The economy in Southern California, where all the Company's
stores are
located, had experienced an economic recession which began in
1990
adversely affected the Company's sales and earnings. However, the local economy has experienced significant growth in the past twelve calendar months. While recent economic growth and optimistic business reports regarding the Southern California area suggest a retail environment conducive to the Company's expansion plans, this benefit may be partially offset by higher rental expenses for new stores as the real estate market for superior retail locations becomes more competitive as the local economy improves. In addition, while the Company has experienced sales and earnings growth related to the improving economic environment and level of consumer spending in Southern California, no assurance can be provided that a return to recessionary economic conditions will not have a material adverse affect on the Company's business and expansion plans.

          6. Financing. The Company has a credit agreement with a commercial bank ("Bank") for a line of credit in the maximum amount of
$10.0 million less the amount of any outstanding draws and up to a $1.5 million maximum in authorized letters of credit, with interest payable at prime less 1/2%. The Company's obligations to the Bank is secured by a first priority lien on substantially all of the Company's non-real estate assets, and the Company is subject to several restrictive covenants. The principle operating covenants require the Company to maintain certain minimum cash flow coverage and debt to equity ratios. These covenants restrict the level of losses and capital expenditures, calculated on a quarterly basis, that the Company may incur. In addition, the Company must reduce borrowings to $2 million or less for thirty consecutive days during each fiscal year. The Company is compliance and expects in the future to be in full compliance with all of the covenants under the agreement. Although these covenants could restrict the Company's future business activities, Management believes that it will be able to implement the Company's business plan for growth described elsewhere in this Prospectus without violating any of the restrictive provisions of the credit agreement. However, unexpected conditions could cause the
Company to alter its plans to avoid a breach of the credit agreement, or could cause the Company to breach the agreement. If a breach occurs, the bank will have all rights customarily provided to a secured lender, including the right to foreclose on the inventories and to accelerate the maturity of the loan. Absent any earlier default, the credit agreement will extend until August 31, 2000, at which time the Company plans to seek a renewal.

          7.   Control of the Company.  At present, Norbert
Olberz (the
"Principal Shareholder"), beneficially owns 4,372,617 shares of Common
Stock or approximately 67% of the Company's outstanding Common Stock. As a result, the Principal Shareholder will have sufficient voting power to determine the outcome of any matters submitted to the Company's shareholders for approval, including but not limited to, the amendment of the Company's Bylaws and Amended and Restated Certificate of Incorporation ("Certificate of Incorporation"), the approval of mergers or acquisitions, the sale of all or substantially all of the Company's assets, and the election of all directors. Certain provisions of the
Company's Bylaws and Certificate of Incorporation could have the effect of delaying, deferring or preventing a change in control of the Company.

          8. Limited Public Market. As of the date of this Prospectus, the Common Stock is traded in the over-the-counter market on NASDAQ/NMS under the symbols "SPCH". No assurance can be given that there will be an established market for the Common Stock in the future or that the
Company will be able to meet the maintenance requirements set by NASDAQ/NMS in order to keep trading on the NASDAQ/NMS.

          9. No Dividends. The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company intends to retain earnings for use in the operation and expansion of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

          10. Price Volatility; Future Sales. There can be no assurance that a stable market will be sustained, particularly as the Company has experienced a limited trading volume for its Common Stock. Factors such as quarterly or cyclical variations in the Company's financial results and announcements concerning the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has experienced substantial price and volume fluctuation in recent years. These fluctuations have had a significant effect on the market price of the stock of many companies, often unrelated to the operating performance of such companies. Sales in the public market of substantial amounts of the Common Stock could adversely affect the market price of the Shares. However, the sale of the shares beneficially owned by the Principal Shareholders is subject to the resale restrictions on sales by affiliates, and only may be sold in accordance with Rule 144 promulgated under the Securities Act or upon registration under such Act without regard to the requirements of Rule 144.


                              USE OF PROCEEDS

          The Company will not receive any of the proceeds from sales by any of the Selling Shareholders.


              PRINCIPAL SHAREHOLDER AND SELLING SHAREHOLDERS

          The following table sets forth certain information with respect to the beneficial ownership of Common Stock by Selling Shareholders and the Principal Shareholder, who is the only recorded and/or beneficial owner of more than 5% of the outstanding amount of such stock, but is not a Selling Shareholder. For purposes of calculating the amount of beneficial ownership and the respective percentages, the number of Shares which may be acquired by a person upon the exercise of outstanding options, if any, notwithstanding the options vesting schedule, are considered outstanding, but shall not be deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other person.

Name of               Position         Shares (2)
Percent of
Beneficial Owner      with Company     Beneficially Owned
Common Stock

Norbert J. Olberz     Chairman of the      4,372,617
67.0%
                      Board and Interim
                      Chief Executive
                      Officer

John R. Attwood       Director                17,000(3)
*

Eric S. Olberz        Director               273,403(4)
4.2%

Kenneth Olsen         Director                24,100(4)
*

Craig L. Levra        President and          150,000(6)
2.4%
                      Chief Operating
                      Officer

Dennis D. Trausch     Executive Vice         143,486(7)
2.3%
                      President

Howard K. Kaminsky    Senior Vice            154,406(8)
2.5%
                      President-Finance
                      Chief Fiancial Officer
                      and Secretary

Robert W. Haueter     Senior Vice            122,451(9)
1.8%
                      President-Sales,
                      Marketing and Advertising

Ronald G. Mann        Senior Vice President   50,000(10)
*
                      General Merchandise
                      Manager


* Less than 1%

     (1) Each person has sole voting power and investment power with respect to the shares indicated as owned beneficially by such person. All persons referred to above are Selling Shareholders except for the
     Principal Shareholder, Norbert J. Olberz. All directors and officers of the Company are Selling Shareholders except for the
     Principal Shareholder.

     (2) All shares listed are owned both of record (including in Trust or
     Individual Retirement Account) and beneficially.

     (3)  Includes options to purchase 9,000 shares of Common
Stock.

     (4)  Includes options to purchase 11,000 shares of Common
Stock.

     (5)  Includes options to purchase 6,000 shares of Common
Stock.

     (6)  Includes options to purchase 125,000 shares of Common
Stock.

(7)  Includes options to purchase 117,000 shares of Common Stock.

     (8)  Includes options to purchase 122,000 shares of Common
Stock.

     (9)  Includes options to purchase 105,000 shares of Common
Stock.

     (10) Includes options to purchase 45,000 shares of Common
Stock.

          The Company does not know of any arrangement or pledge of its
Common Stock by persons now considered in control of the Company that might result in a change of control of the Company. All officers and directors as a group beneficially own 5,305,463 or approximately 69.6% of the 7,625,000 shares of Common Stock which would be outstanding if the options referred to in the Schedule above were exercised.

          The names of all Selling Shareholders and the amount of any additional Shares to be issued under the Plan and sold by each specific
Selling Shareholder are not known by the Company as of the date of this
Prospectus. Accordingly, the Company has referred to the Selling Shareholders in a generic manner and has named above all Selling Shareholders and amounts of Shares currently eligible for resale and later, as the names of additional Selling Shareholders and the amounts of additional Shares are established, will add such Selling Shareholders and
Shares by prospectus supplement.


                           PLAN OF DISTRIBUTION

          The 600,000 Shares of Common Stock covered by this
Prospectus
(the "Shares") are being registered by the Company for the account of the
Selling Shareholders. All Selling Shareholders that are directors and officers of the Company and/or are employees in the financial or accounting portion of the Company's business, have agreed with the
Company not to purchase or sell Common Stock without receiving preclearance by the Company's legal counsel. If such Selling Shareholder contemplates such a transaction, they are required to contact the Chief
Executive Officer of the Company, so that a legal opinion can be obtained in advance. This requirement does not apply to stock option exercises under the Plan or otherwise, but would cover market sales of option stock. The purpose of this requirement is to assure compliance with federal and state securities laws and insider trading restrictions. No assurance can be provided that a Selling Shareholder will receive required preclearance by the Company's legal counsel for any specific sale proposed by such Selling Shareholder.

          The Company will pay all expenses of registering the Shares, but will not receive any of the proceeds from sales by any of the Selling
Shareholders. The Shares may be sold from time to time by the Selling
Shareholders either through one or more brokers or dealers in the over-the-counter market, through privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at prices otherwise negotiated and such brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling
Shareholders and/or commission from purchasers of Shares for whom they may act as agent.

          The number of all Shares to be sold pursuant to this Prospectus, by each Selling Shareholder, and any other person with whom he or she is acting in concert for the purpose of selling securities of the Company, may not exceed, during any three-month period, (i) one percent of the total number of shares of Common Stock outstanding as shown by the most recent report or statement published by the Company prior to the sale of the Shares, or (ii) the average weekly trading volume of the Company's Common Stock reported on reported on NASDAQ/NMS during the four calendar weeks immediately preceding the sale of the
Shares. In connection therewith, the Company understands that none of the Shares will be offered through Underwriters, except to the extent that the Selling Shareholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, and commissions or discounts or any profit realized on the sale of Shares received by a Selling Shareholder or any such broker or dealer may be deemed to be underwriting commissions or discounts within the meaning of the Act. As of August 6, 1998, the Company understands that none of the
Selling Shareholders has any agreement, arrangement or understanding with any brokers or dealers concerning the distribution of their Shares.


                       DESCRIPTION OF CAPITAL STOCK

          The Company has authorized capital of 15,000,000 shares of
Common Stock, $.01 par value per share, and 2,000,000 shares of Preferred
Stock, $.01 par value per share. Of the 15,000,000 shares of Common Stock authorized, 6,525,000 shares will be outstanding as of the date of this
Prospectus and 7,625,000 shares could be outstanding if all shares if all
Shares reserved under the Plan are issued. No shares of Preferred Stock have been issued.


          1. Common Stock. All shares of Common Stock currently outstanding are, and all shares of Common Stock offered hereby, when duly issued and paid for, will be fully paid and nonassessable, not subject to redemption and without preemptive, conversion or subscription rights.
Common Stock holders are entitled to one vote per share on all actions submitted to a vote of shareholders. Cumulative voting is not permitted.
Holders of Common Stock are entitled to receive cash dividends equally on a per share basis as and when such dividends are declared by the Board of
Directors from funds legally available therefor, subject to preferential rights with respect to any outstanding Preferred Stock. In the event of a liquidation, dissolution or winding up of the Company, holders of
Common Stock are entitled to share with each other on a ratable basis as a single class in the remaining assets of the Company available for distribution after payment of liabilities and satisfaction of any preferential rights of holders of Preferred Stock. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

          2. Preferred Stock. The Company has an authorized class of undesignated Preferred Stock consisting of 2,000,000 shares. The Board of
Directors has authority, without any further vote or action by the shareholders, to provide for the issuance of the shares of Preferred
Stock in series, to establish from time to time the relative, participating, optional or other special rights, qualifications or restrictions of the shares of each such series and to determine the voting powers, if any, of such shares. The issuance of Preferred Stock could adversely affect, among other things, the rights of current shareholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common
Stock. In addition, any such issuance could have the effect of delaying, deferring or preventing a change in control of the Company and could make the removal of the present management of the Company more difficult. The
Company has no present plans to issue any of the Preferred Stock.


          3.   Delaware Law and Certain Corporate Provisions.
The
Company was originally incorporated in California in 1960 and reincorporated in Delaware in November 1992. Except as otherwise specified, all information in this Prospectus gives effect to the reincorporation. The Company is subject to the provisions of
Section 203
of the Delaware General Corporation Law. This statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date at which the stockholder became an interested stockholder the Board of Directors approved either the business combination or the transaction in which the person becomes an interested stockholder, (ii) upon consummation of the transaction in which the stockholder becomes an interested stockholder, the stockholder owns at least 85% of the voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) outstanding at the time the transaction commenced or
(iii)
on or subsequent to the date of the business combination, the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock.
Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

          The Company's Certificate of Incorporation and Bylaws contain a number of provisions relating to corporate governance and to the rights of shareholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include
(a) the classification of. the Board of Directors into three classes, each class serving for staggered three-year terms, (b) a requirement that special meetings of shareholders may be called only by the Chairman of the Board, the President, the Board of Directors or by holders of Common
Stock representing at least 66% of the votes entitled to be cast by the outstanding Common Stock, (c) a requirement that shareholder action may be taken only at shareholder meetings, (d) the authority of the Board to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine, (e) the requirement that certain provisions of the Bylaws and the Certificate of Incorporation (for example provisions dealing with removal of directors without cause) may only be amended (other than by the Board of Directors) by the vote of greater than 66% of the votes entitled to be cast by the outstanding
Common Stock, (f) notice requirements in the Bylaws relating to nominations to the Board of Directors and the raising of business matters at shareholder meetings, (g) the requirement that certain transactions such as mergers or sales of substantially all the Company's assets must be approved by the affirmative vote of the holders of at least 66% of the outstanding Common Stock and (h) the requirement that a director may be removed without cause only with the affirmative vote of the holders of at least 66% of the outstanding Common Stock.

          4. Transfer Agent and Registrar. The transfer agent and registrar for the Company's Common Stock is ChaseMellon
Shareholders
Services, L.L.C.


                                  EXPERTS

          The financial statements of the Company at March 31, 1998 and
1997, and for each of the three years in the period ended March
31, 1998
appearing in the Company's Annual Report (Form 10-K) for the year ended
March 31, 1998, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                               LEGAL OPINION

          The legality of the securities being registered by this Registration Statement is being passed upon by counsel to the Company,
Knapp, Marsh, Jones & Doran, L.L.P., 515 South Figueroa Street,
Suite
1400, Los Angeles, California  90071.

                              INDEMNIFICATION

          Pursuant to the provisions of the Delaware General
Corporation
Law, the Company has adopted provisions in its Certificate of Incorporation which eliminate the personal liability of its directors to the Company or its shareholders for monetary damages for breach of their duty of due care, and which require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary, except that the Company will not be obligated to indemnify any such person with respect to (i) proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company.
The Company has entered into indemnity agreements with each of its directors and certain of its officers providing for such indemnification.

          Insofar as indemnification for liabilities arising under the
Securities Act is permitted to directors and officers of the Company pursuant to the above-described provisions, the Company understands that the Commission is of the opinion that such indemnification contravenes federal public policy as expressed in said Act and therefore is unenforceable.

                             TABLE OF CONTENTS

  Page
Explanatory Note . . . . . . . . . . . . . . . . . . . . . . . .
 . . . . .2

Available Information  . . . . . . . . . . . . . . . . . . . . .
 . . . . .2

Documents Incorporated
     by Reference  . . . . . . . . . . . . . . . . . . . . . . .
 . . . . .2

The Company  . . . . . . . . . . . . . . . . . . . . . . . . . .
 . . . . .3

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . .
 . . . . .3

Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .
 . . . . .6

Principal Shareholder and Selling
     Shareholder . . . . . . . . . . . . . . . . . . . . . . . .
 . . . . .6

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . .
 . . . . .8

Description of Capital Stock . . . . . . . . . . . . . . . . . .
 . . . . .9

Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 . . . . 10

Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . .
 . . . . 10

Indemnification  . . . . . . . . . . . . . . . . . . . . . . . .
 . . . . 11



     No dealer, salesman or any
other person has been authorized to
give any information or to make any
representation other than those
contained in this Prospectus in
connection with the offer contained
in this Prospectus, and if given or
made, such information or
representation must not be relied
upon.  Neither the delivery of this
Prospectus nor any sale made
thereunder shall, under any
circumstances, create an
implication that there has been no
change in the affairs of the
Company since the date hereof or
that the information contained or
incorporated by reference herein is
correct as of any time subsequent
to its date.  This Prospectus does
not constitute an offer or a
solicitation by anyone in any
jurisdiction in which such offer or
solicitation is not authorized, or
in which the person making such
offer or solicitation is not
qualified to do so, or to anyone to
whom it is unlawful to make such
offer or solicitation.






                            SPORT CHALET, INC.

                            {SPORT CHALET LOGO}





                          Common Stock, par value
                              $.01 Per Share














                                PROSPECTUS








                              August 13, 1998